Exhibit 99.1

American Spectrum Realty Announces Purchase of Office Property in Houston, Texas

HOUSTON--(BUSINESS WIRE)--July 6, 2010--American Spectrum Realty, Inc. (NYSE AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the purchase of 2620-2630 Fountainview, an office property in Houston, Texas, on June 30, 2010.

2620-2630 Fountainview, located in the Galleria area of Houston just north of Westheimer, consists of approximately 125,000 square feet. The purchase price was substantially below the current replacement cost. The project, which consists of two buildings, is adjacent to the Company’s owned 2640-2650 Fountainview office buildings and is directly across the street from the American Spectrum Realty, Inc. owned Corporate headquarters, 2401 Fountainview.

The prior ownership of 2620-2630 Fountainview was asking $12.00/sq. ft. with an 80% occupancy. American Spectrum Realty Inc.’s adjacent buildings at 2640-2650 Fountainview are 91% leased at a leasing rate of $19.50, while the building at 2401 Fountainview is 98% leased at a leasing rate of $23.00/sq. ft. This latest acquisition has tremendous upside potential with aggressive leasing and property management. These combined properties (2620-2630 and 2640-2650 Fountainview) give American Spectrum Realty, Inc. control of approximately 11 acres, which could be a prime development site in the future.

William J. Carden, President and CEO, stated, “We are pleased to add this office property to our portfolio. This acquisition increases our owned Texas commercial portfolio to approximately 2,363,500 square feet. Purchasing real estate in Houston and Texas in general follows our strategy of expanding in our core markets.”

Mr. Carden added, “Management and leasing of the building will be handled by personnel in our corporate headquarters located in Houston. All leasing inquiries should be directed to Bill McGrath, CCIM, Senior Vice President of Operations, at 713-706-6200.”

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 32 office, industrial, self storage and retail properties aggregating approximately 2.9 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC are wholly-owned subsidiaries of the Company’s operating partnership who manage and lease all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

American Spectrum Realty Inc. subsidiaries provide first-class management and leasing services for over 125 properties, which consist of 8,444,838 square feet of office, industrial and retail, 2,934 multi-family units, over 13,000 self storage units consisting of 1,714,461 square feet, 3,206 student housing units consisting of 9,107 beds and nine assisted living facilities consisting of 776 beds. American Spectrum’s management portfolio comprises properties located in 22 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO